Exhibit 99.2

FOR IMMEDIATE RELEASE

October 30, 2013

Owens & Minor Adds Two Healthcare Industry Executives to the Company’s

Board of Directors

Richmond, Va. – BUSINESSWIRE – Owens & Minor, Inc. (NYSE-OMI) today announced that its board of directors has elected two healthcare industry veterans to serve on the company’s board, effective October 30, 2013. The new board members are: Stuart M. Essig, 52, the former chief executive officer and current board chairman of Integra LifeSciences Holdings Corporation (NASDAQ: IART); and David S. Simmons, 49, chairman & chief executive officer of Pharmaceutical Product Development, LLC.

“These two healthcare industry experts will bring added depth and breadth to our board, as we position Owens & Minor for growth in an increasingly globalized healthcare industry,” said Craig R. Smith, chairman & chief executive officer of Owens & Minor. “We look forward to leveraging the extensive knowledge and experience they have gained from working for international medical device and pharmaceutical companies. With their impressive credentials, we believe that both Dr. Essig and Mr. Simmons will prove to be invaluable additions to our board.”

Essig is currently chairman of the board of Integra LifeSciences, where, as the former chief executive officer, he transitioned the business into a global surgical products company, growing revenues to more than $830 million from $15 million during his 14-year tenure. Essig also currently serves as a managing partner of Prettybrook Partners and as chairman of the board of directors of Breg, Inc., a portfolio company of Water Street Healthcare Partners, LLC. In addition, Essig also serves on the board of St. Jude Medical, Inc. (NYSE: STJ). A founding investor member of Tigerlabs, a Princeton-based accelerator, he is currently an executive in residence at Cardinal Partners and a venture partner at Wellington Partners Advisory AG, both venture capital firms, and is a senior advisor to TowerBrook Capital Partners. Previously, Essig served on the board of directors of Zimmer Holdings, Inc., and Vital Signs, Inc. Prior to joining Integra LifeSciences, Essig was a managing director in mergers and acquisitions for the Goldman Sachs Group, Inc., specializing in the medical device, pharmaceutical and biotechnology sectors. After earning his undergraduate degree from Princeton University, Essig then earned an M.B.A. and a Ph.D. in financial economics from the University of Chicago.

Simmons is currently the chairman & chief executive officer of Pharmaceutical Product Development, LLC. Simmons has served the company, a leading global contract pharmaceutical research organization, since 2012. Simmons joined Pharmaceutical Product Development after spending 15 years with Pfizer, Inc. During his tenure with Pfizer, Simmons honed his international and management experience through a variety of executive management positions in Europe and Canada, last serving as president and general manager of the emerging markets and established products business units. Simmons is a graduate of Carnegie-Mellon University.

Along with the other members of the board, Essig and Simmons are expected to be nominated for election by the shareholders at Owens & Minor’s April 2014 Annual Meeting of Shareholders. The Owens & Minor board of directors amended the corporation’s bylaws to expand the number of board seats from 9 to 11 to accommodate the new board members.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national provider of distribution and logistics services to the healthcare industry and a leading European provider of logistics services to pharmaceutical, life-science, and medical-device manufacturers. With a diverse product and service offering and facilities throughout the United States and Europe, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contact: Trudi Allcott, Director, Investor & Media Relations, Owens & Minor; 804.723.7555; truitt.allcott@owens-minor.com

Source: Owens & Minor